UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                                 Trimeris, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    896263100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               February 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP No. 896263100                   13G                    Page 2 of 32 pages
--------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Four Partners
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                               859,200
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           859,200
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       859,200
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       6.3%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       PN
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 3 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Andrew H. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              288,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           288,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       288,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                         |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 4 of 32 pages
--------------------



------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Daniel R. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              288,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           288,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       288,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 5 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              James S. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              288,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           288,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       288,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 6 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Thomas J. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              288,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           288,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       288,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 7 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 1999 Annuity Trust IV
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       -0-
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 8 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 1999 Annuity Trust IV
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       -0-
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 9 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 1999 Annuity Trust IV
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       -0-
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 10 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 1999 Annuity Trust IV
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       -0-
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 11 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 1999 Annuity Trust VII
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              250,000
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           250,000
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       250,000
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       1.8%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 12 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 1999 Annuity Trust VII
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              250,000
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           250,000
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       250,000
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       1.8%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 13 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 1999 Annuity Trust VII
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              250,000
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           250,000
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       250,000
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       1.8%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 14 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 1999 Annuity Trust VII
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              250,000
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           250,000
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       250,000
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       1.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                    Page 15 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 2000 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   |_|
                                                                    (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              38,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           38,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       38,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.3%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 16 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 2000 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              38,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           38,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       38,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.3%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 17 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 2000 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              38,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           38,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       38,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.3%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

--------------------
CUSIP No. 896263100                   13G                   Page 18 of 32 pages
--------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 2000 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              38,325
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           38,325
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       38,325
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.3%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

                                                            Page 19 of 32 pages


Item 1.

         (a) Name of Issuer

             Trimeris, Inc. (the "Issuer")

         (b) Address of Issuer's Principal Executive Offices

             4727 University Drive
             Durham, NC 27707

Item 2.

         (a) Name of Persons Filing

         This Schedule 13G is being filed jointly by the following entities and individuals:

         1. Four Partners, a New York general partnership ("FP");

         2. Andrew H. Tisch;

         3. Daniel R. Tisch;

         4. James S. Tisch;

         5. Thomas J. Tisch (Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to collectively as the "Messrs. Tisch");

         6. The Andrew H. Tisch 1999 Annuity Trust IV ("Andrew Tisch GRAT IV");

         7. The Daniel R. Tisch 1999 Annuity Trust IV ("Daniel Tisch GRAT IV");

         8. The James S. Tisch 1999 Annuity Trust IV ("James Tisch GRAT IV");

         9. The Thomas J. Tisch 1999 Annuity Trust IV ("Thomas Tisch GRAT IV"; and collectively with Andrew Tisch GRAT IV, Daniel Tisch GRAT IV and James Tisch GRAT IV, the "GRATs IV");

         10. The Andrew H. Tisch 1999 Annuity Trust VII ("Andrew Tisch GRAT
             VII");

         11. The Daniel R. Tisch 1999 Annuity Trust VII ("Daniel Tisch GRAT
             VII");

         12. The James S. Tisch 1999 Annuity Trust VII ("James Tisch GRAT VII");

         13. The Thomas J. Tisch 1999 Annuity Trust VII ("Thomas Tisch GRAT VII"; and collectively with Andrew Tisch GRAT VII, Daniel Tisch GRAT VII and James Tisch GRAT VII, the "GRATs VII");

         14. The Andrew H. Tisch 2000 Annuity Trust II ("Andrew Tisch 2000 GRAT II');

         15. The Daniel R. Tisch 2000 Annuity Trust II ("Daniel Tisch 2000 GRAT II");

                                                            Page 20 of 32 pages


         16. The James S. Tisch 2000 Annuity Trust II ("James Tisch 2000 GRAT II"); and

         17. The Thomas J. Tisch 2000 Annuity Trust II ("Thomas Tisch 2000 GRAT II"; and collectively with Andrew Tisch 2000 GRAT II, Daniel Tisch 2000 GRAT II and James Tisch 2000 GRAT II, the "2000 GRATs II" and collectively with the GRATs IV and GRATs VII, the "GRATs").

         FP, the Messrs. Tisch and the GRATs are referred to herein individually as "Reporting Person" and collectively as the "Reporting Persons". FP is the designated filer.

         The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

         Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT IV. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT IV. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT IV. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT IV. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VII. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VII. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT
         VII. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT VII. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch 2000 GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch 2000 GRAT
         II. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch 2000 GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch 2000 GRAT II.

         On January 6, 2000, each of the GRATs IV exchanged the 38,325 shares of common stock, $0.001 par value per share, of Trimeris, Inc. ("Common Stock") it owned with the grantor of the GRAT IV for cash at the fair market value of such shares (the "GRAT IV Transfers"). On January 13, 2000, each of the Messrs. Tisch contributed all of the 38,325 shares of Common Stock that he received from the GRAT IV for which he is grantor

                                                            Page 21 of 32 pages


         to the 2000 GRAT II for which he is the grantor (the "2000 GRAT II Transfers").

         None of the GRAT IV Transfers nor the 2000 GRAT II Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

         Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRATs for which he is the trustee. The shares of Common Stock reported herein as beneficially owned by each of the Messrs. Tisch do not include shares owned by FP.

         The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.



         (b) Address of Principal Business Office or, if none, Residence

             The mailing address of FP is:

             c/o Thomas J. Tisch
             667 Madison Avenue
             New York, NY  10021

             The mailing address for each of the GRATs is:

             c/o Mr. Barry Bloom
             655 Madison Avenue - 8th Floor
             New York, NY  10021

             The addresses of the Messrs. Tisch are:

             Name                               Business Address

             Andrew H. Tisch                    667 Madison Avenue
                                                New York, NY  10021

             Daniel R. Tisch                    c/o Mentor Partners, L.P.
                                                500 Park Avenue
                                                New York, NY  10022

             James S. Tisch                     667 Madison Avenue
                                                New York, NY  10021

                                                            Page 22 of 32 pages



             Thomas J. Tisch                    667 Madison Avenue
                                                New York, NY  10021

         (c) Citizenship

             FP is a New York general partnership.

             The Messrs. Tisch are brothers and are United States citizens.

         (d) Title of Class of Securities

             Common  Stock, $0.001 par value

         (e) CUSIP Number

             896263100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or Dealer registered under Section 15 of the Act,

         (b) |_| Bank as defined in Section 3(a)(6) of the Act,

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940,

         (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940,

         (f) |_| An employee benefit plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F),

         (g) |_| A parent holding company, in accordance with ss.
         240.13d-1(b)(ii)(G) (Note: See Item 7),

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to ss. 240.13d-1(c), check this box |X|.

                                                            Page 23 of 32 pages


Item 4.  Ownership

         (a-b) Amount Beneficially Owned and Percent of Class

FP owns 859,200 shares of Common Stock. Each GRAT IV owns 0 shares of Common Stock, each GRAT VII owns 250,000 shares of Common Stock and each 2000 GRAT II owns 38,325 shares of Common Stock. Collectively, FP and the GRATs own 2,012,500 shares of Common Stock, 14.7% of the outstanding shares of Common Stock.

Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each person or entity listed in Item 2 above, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.

                                                            Page 24 of 32 pages



               Name of                            Amount and Nature of                       % of Class
           Beneficial Owner                       Beneficial Ownership                     Outstanding (1)
Four Partners                                               859,200                               6.3%
Andrew H. Tisch 1991 Trust                                        0                               0%
Daniel R. Tisch 1991 Trust                                        0                               0%
James S. Tisch 1991 Trust                                         0                               0%
Thomas J. Tisch 1991 Trust                                        0                               0%
Andrew Tisch GRAT IV                                              0                               0%
Daniel Tisch GRAT IV                                              0                               0%
James Tisch GRAT IV                                               0                               0%
Thomas Tisch GRAT IV                                              0                               0%
Andrew Tisch GRAT VII                                       250,000                               1.8%
Daniel Tisch GRAT VII                                       250,000                               1.8%
James Tisch GRAT VII                                        250,000                               1.8%
Thomas Tisch GRAT VII                                       250,000                               1.8%
Andrew Tisch 2000 GRAT II                                    38,325                               0.3%
Daniel Tisch 2000 GRAT II                                    38,325                               0.3%
James Tisch 2000 GRAT II                                     38,325                               0.3%
Thomas Tisch 2000 GRAT II                                    38,325                               0.3%
Andrew H. Tisch                                             288,325 (2)                           2.1%
Daniel R. Tisch                                             288,325 (2)                           2.1%
James S. Tisch                                              288,325 (2)                           2.1%
Thomas J. Tisch                                             288,325 (2)                           2.1%
                                                            -------                               ----
Total                                                     2,012,500                              14.7%  (1)



-------------------------------
(1) The ownership percentages set forth in the table above are based on 13,712,515 shares of Common Stock outstanding as of November 11, 1999, which information was reported on the Issuer's Form 10Q for the quarter ended September 30, 1999.

(2) Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRATs for which he is trustee.

                                                            Page 25 of 32 pages



              (c) Set forth in the table below is information with respect to the number of shares of Common Stock beneficially owned as of the date hereof by each person or entity named in Item 2 above, indicating, with respect to such shares of Common Stock, whether each such person has the sole power to vote or direct the vote or shared power to vote or direct the vote and sole power to dispose or direct the disposition or shared power to dispose or direct the disposition.


                Name of                              Power to Vote or                 Power to Dispose or Direct
           Reporting Person                           Direct the Vote                       the Disposition
                                                Sole                Shared                Sole           Shared
Four Partners                                 859,200                  0                 859,200            0
Andrew H. Tisch 1991 Trust                       0                     0                    0               0
Daniel R. Tisch 1991 Trust                       0                     0                    0               0
James S. Tisch 1991 Trust                        0                     0                    0               0
Thomas J. Tisch 1991 Trust                       0                     0                    0               0
Andrew Tisch GRAT IV                             0                     0                    0               0
Daniel Tisch GRAT IV                             0                     0                    0               0
James Tisch GRAT IV                              0                     0                    0               0
Thomas Tisch GRAT IV                             0                     0                    0               0
Andrew Tisch GRAT VII                         250,000                  0                 250,000            0
Daniel Tisch GRAT VII                         250,000                  0                 250,000            0
James Tisch GRAT VII                          250,000                  0                 250,000            0
Thomas Tisch GRAT VII                         250,000                  0                 250,000            0
Andrew Tisch 2000 GRAT II                      38,325                  0                 38,325             0
Daniel Tisch 2000 GRAT II                      38,325                  0                 38,325             0
James Tisch 2000 GRAT II                       38,325                  0                 38,325             0
Thomas Tisch 2000 GRAT II                      38,325                  0                 38,325             0
Andrew H. Tisch (1)(2)                        288,325                  0                 288,325            0
Daniel R. Tisch (1)(2)                        288,325                  0                 288,325            0
James S. Tisch (1)(2)                         288,325                  0                 288,325            0
Thomas J. Tisch (1)(2)                        288,325                  0                 288,325            0


                                                            Page 26 of 32 pages


--------------------

(1) By virtue of their status as trustees of the respective GRATs, the Messrs. Tisch may be deemed to have power to vote or direct the vote of the securities owned by those GRATs and power to dispose or direct the disposition of the securities owned by those GRATs.

(2) Does not include shares of Common Stock owned by FP. By virtue of their status as managing trustees of the trusts which are the general partners of FP, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote and to dispose or direct the disposition of the shares owned by FP. By virtue of his status as manager of FP, Thomas J. Tisch may be deemed to have the power to vote or direct the vote of the securities owned by FP and power to dispose or direct the disposition of the securities owned by FP.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            Page 27 of 32 pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000                   FOUR PARTNERS

                                    By    /s/ Thomas J. Tisch
                                      -------------------------------------
                                          Thomas J. Tisch, Manager


                                          /s/ Andrew H. Tisch
                                      -------------------------------------
                                          Andrew H. Tisch


                                          /s/ Daniel R. Tisch
                                      -------------------------------------
                                          Daniel R. Tisch


                                          /s/ James S. Tisch
                                      -------------------------------------
                                          James S. Tisch


                                          /s/ Thomas J. Tisch
                                      -------------------------------------
                                          Thomas J. Tisch


                                    THE ANDREW H. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ Daniel R. Tisch
                                      -------------------------------------
                                          Daniel R. Tisch, Trustee


                                    THE DANIEL R. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ James S. Tisch
                                      -------------------------------------
                                          James S. Tisch, Trustee

                                                            Page 28 of 32 pages


                                    THE JAMES S. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ Thomas J. Tisch
                                      -------------------------------------
                                          Thomas J. Tisch, Trustee


                                    THE THOMAS J. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ Andrew H. Tisch
                                      -------------------------------------
                                          Andrew H. Tisch, Trustee


                                    THE ANDREW H. TISCH 1999 ANNUITY TRUST VII

                                    By    /s/ Daniel R. Tisch
                                      -------------------------------------
                                          Daniel R. Tisch, Trustee


                                    THE DANIEL R. TISCH 1999 ANNUITY TRUST VII

                                    By    /s/ James S. Tisch
                                      -------------------------------------
                                          James S. Tisch, Trustee


                                    THE JAMES S. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Thomas J. Tisch
                                       -------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Andrew H. Tisch
                                       -------------------------------------
                                           Andrew H. Tisch, Trustee


                                     THE ANDREW H. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Daniel R. Tisch
                                       -------------------------------------
                                           Daniel R. Tisch, Trustee


                                     THE DANIEL R. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ James S. Tisch
                                       -------------------------------------
                                           James S. Tisch, Trustee

                                                            Page 29 of 32 pages


                                     THE JAMES S. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Thomas J. Tisch
                                       -------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Andrew H. Tisch
                                       -------------------------------------
                                           Andrew H. Tisch, Trustee

                                                            Page 30 of 32 pages


                                    AGREEMENT


         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Schedule 13G dated February 14, 2000 relating to the Common Stock, $0.001 par value per share, of Trimeris, Inc., as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated:  February 14, 2000



                                    FOUR PARTNERS

                                    By    /s/ Thomas J. Tisch
                                      -------------------------------------
                                          Thomas J. Tisch, Manager


                                          /s/ Andrew H. Tisch
                                      -------------------------------------
                                          Andrew H. Tisch


                                          /s/ Daniel R. Tisch
                                      -------------------------------------
                                          Daniel R. Tisch


                                          /s/ James S. Tisch
                                      -------------------------------------
                                          James S. Tisch


                                          /s/ Thomas J. Tisch
                                      -------------------------------------
                                          Thomas J. Tisch


                                    THE ANDREW H. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ Daniel R. Tisch
                                      -------------------------------------
                                          Daniel R. Tisch, Trustee


                                    THE DANIEL R. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ James S. Tisch
                                      -------------------------------------
                                          James S. Tisch, Trustee

                                                            Page 31 of 32 pages


                                    THE JAMES S. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ Thomas J. Tisch
                                      -------------------------------------
                                          Thomas J. Tisch, Trustee


                                    THE THOMAS J. TISCH 1999 ANNUITY TRUST IV

                                    By    /s/ Andrew H. Tisch
                                      -------------------------------------
                                          Andrew H. Tisch, Trustee


                                    THE ANDREW H. TISCH 1999 ANNUITY TRUST VII

                                    By    /s/ Daniel R. Tisch
                                      -------------------------------------
                                          Daniel R. Tisch, Trustee


                                    THE DANIEL R. TISCH 1999 ANNUITY TRUST VII

                                    By    /s/ James S. Tisch
                                      -------------------------------------
                                          James S. Tisch, Trustee


                                    THE JAMES S. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Thomas J. Tisch
                                       -------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Andrew H. Tisch
                                       -------------------------------------
                                           Andrew H. Tisch, Trustee


                                     THE ANDREW H. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Daniel R. Tisch
                                       -------------------------------------
                                           Daniel R. Tisch, Trustee


                                     THE DANIEL R. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ James S. Tisch
                                       -------------------------------------
                                           James S. Tisch, Trustee

                                                            Page 32 of 32 pages



                                     THE JAMES S. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Thomas J. Tisch
                                       -------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Andrew H. Tisch
                                       -------------------------------------
                                           Andrew H. Tisch, Trustee